Exhibit 2.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

General

We are currently incorporated under the name Grupo Aeroméxico, S.A.B. de C.V., as a public variable capital company under the LMV and the LGSM, with a duration of 99 years and registered in Mexico City, Mexico. We were originally incorporated as Grupo Aeroméxico, S.A. de C.V. A copy of our bylaws as amended will be filed with the SEC together with an English translation and will be available at: www.sec.gov (the contents of which are not a part of, and are not incorporated by reference into, this annual report). Our corporate domicile is Mexico City, and our headquarters are located at Avenida Paseo de la Reforma No. 243, 25th floor, Col. Cuauhtémoc, Cuauhtémoc, Mexico City, 06500, Mexico.

Outstanding Shares

Since we are a public variable capital stock corporation, our capital stock has a fixed portion and a variable portion. Our total fully paid outstanding capital stock is the amount of Ps.66,164,753,072.77, representing 1,459,034,090 shares, consisting of (i) a fixed portion of Ps.23,861.68, represented by 5,000 common shares, nominative, with no par value and (ii) a variable portion of Ps.66,164,729,211.09, represented by 1,459,029,090 common shares, nominative, with no par value. In addition, we have 41,629,460 treasury shares. As such, our capital stock consists of 1,500,663,550 shares. Our capital stock for purposes of the Mexican Foreign Investment Law, is represented by special shares, in a single series, nominative, with no par value.

Non-Mexican investors may not in any case hold more than 90% of our outstanding capital stock. At all times, at least 10% of our aggregate outstanding shares must be owned by Mexican investors. Pursuant to the Mexican Foreign Investment Law, a “Mexican investment” consists of an investment made by a Mexican investor, which includes (i) Mexican individuals, (ii) legal entities with foreign exclusion clause or with a majority of Mexican investment and controlled by Mexican investment, or (iii) vehicles (such as trusts) with a majority of Mexican investment or Mexican beneficiaries.

On December 13, 2023, July 25, 2024 and November 11, 2024, our shareholders agreed to reduce the variable portion of our capital stock by the amount of $272.8 million, $409.3 million and $409.3 million, respectively, through reimbursements to our shareholders in the amount of $2.00, $3.00 and $3.00 per share, respectively, and in each case, to make a cash distribution of such amount to each shareholder. These capital reimbursements did not cause a reduction in the number of our shares outstanding given our shares have no par value. Our completion of such capital reimbursement, and the terms thereof, is subject to approval by our board of directors and our shareholders.

On October 9, 2025, our shareholders agreed to reduce the variable portion of our capital stock, through a capital reimbursement of up to $0.15 per share, or an aggregate amount of up to $204.6 million to our shareholders. The capital stock reduction through a capital reimbursement was subject to certain conditions. The cash distribution to our shareholders as part of the capital reimbursement was made to each shareholder of record as of October 9, 2025. The capital reimbursement did not result in a reduction in the number of our shares outstanding, since our shares have no par value.

On August 25, 2025, we approved a 1-to-10 stock split of our authorized, issued and outstanding common shares. Following the split, our common shares remain registered, nominative and with no par value. The number of authorized common shares increased from 150,066,355 (out of which 13,642,396 were treasury shares) to 1,500,663,550 (out of which 136,423,960 are treasury shares), and the numbers of issued and outstanding and treasury common shares were each adjusted accordingly at a 1-to-10 ratio. The capital stock split did not affect our shareholders’ proportional ownership or corporate rights.

For further information about the limitations to the rights of shares holders that are non-Mexican investors, see “Item 4. Information on the Company—B. Business Overview—Regulation—Regulation of the Mexican Airline Industry—Foreign Investment Limitations under Mexican Law.” Pursuant to our bylaws, “foreign investment” consists of an investment held by any individual or legal entity that is not deemed to be a Mexican investor, including, without limitation, Mexican entities with a majority of foreign investment or controlled by foreign investment and foreign legal entities with no legal personality.

Registration and Transfer

Our shares are evidenced by share certificates in registered form. Our shareholders may hold shares through the book-entry form with institutions which act as custodians and maintain accounts with the Mexican depositary institution, S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V., or Indeval. We maintain a stock registry, and only (i) persons listed in such stock registry who hold certificates issued in their name as registered holders, (ii) persons holding shares through institutions that maintain accounts with Indeval, or (ii) the depositary, acting on behalf of ADS holders, will be recognized as our shareholders.

Pursuant to Mexican law, any transfer of shares must be registered in our stock registry or through book entries that may be traced back from our stock registry to the records of Indeval.

Changes to the Bylaws Regarding Shares and Preemptive Rights due to Capital Increases

Any increase or reduction in the fixed or variable shares must be approved by a majority of shareholders present in a duly called to order extraordinary general shareholders’ meeting or an ordinary general meeting, respectively. In the case of a capital stock increase (except for the resale of treasury stocks as a result of share repurchases made under the LMV rules and regulations thereunder, shares that are the subject of public offerings under the LMV, shares issued in respect of convertible debentures approved by our shareholders, shares issued in connection with mergers, and the other limited exceptions established in our bylaws such as in kind increases to capital), shareholders have the right to subscribe and pay for new shares issued as a result of such increase in proportion to their holding as of that date. Pursuant to our bylaws and the LMV, the general shareholders’ meeting may delegate to our board the authority to increase our capital stock and determine the terms of the shares’ subscription, including the exclusion of the preemptive right to subscribe new shares due to capital increases, provided that, at all times, requirements established in the Mexican Foreign Investment Law, must be complied with.

Our bylaws also require that one or more transactions made by a person or group of persons to directly or indirectly (which would include the acquisition of ADSs), acquire 2.5% or more of our outstanding shares will require the prior approval from our board. If the person or group of persons acquiring 2.5% or more of our outstanding shares (or the shares of our subsidiaries and affiliates) is or includes one of our competitors, prior approval will be required from at least 75% of our board members and two-thirds of our shareholders. In addition, under our bylaws and the Mexican Foreign Investment Law (i) non-Mexican investment (directly or through ADSs) may not represent more than 90% of our capital stock, (ii) non-Mexican investors may not vote in excess of 49% of the Mexican investor shares represented at the relevant shareholders’ meeting and the remaining shares owned by such non-Mexican investors exceeding such threshold will be deemed to have voted (and their votes will be deemed as casted) in the same manner as the vote of the majority of the Mexican investors, even if ownership by non-Mexican investors exceeds the 49% threshold and, as a result, non-Mexican investors may not exercise control over us, (iii) shares owned by Mexican investors must represent at least 10% of our outstanding shares at all times, and (iv) Mexican investors holding such 10% shares must effectively exercise control over us. The prior authorization by our board is required to enter into any agreement, contract or any other act with the purpose to establish joint voting mechanisms to be exercised in one or more shareholder’s meetings, when such joint vote is equal or greater than 2.5% of our shares, provided that any agreement approved by our board of directors may not result in (i) foreign investment having control of the company, (ii) foreign investment having the right to vote beyond 49% of Mexican investor owned shares represented at the relevant shareholders’ meeting (and any excess over such 49% threshold will be recorded and deemed voted in the same manner as the voted of the majority of the Mexican investors). In addition, any agreement that contravenes the requirement to preserve Mexican investment control over our company will be null and void. Any acquisition of the shares in contravention of the procedures described above will result in the purchaser not having any voting rights in respect to the purchased shares (but maintain economic rights). No transfer in breach of these provisions will be registered in our stock registry.

Individuals or groups of individuals intending to acquire the shares (whether directly or indirectly, which would include the acquisition of ADSs) resulting in beneficial ownership of 30% or more of our outstanding shares will be required to make a tender offer for 100% of our outstanding shares (including any shares evidence by ADSs). In accordance with the provisions of our bylaws, entities that we directly or indirectly control cannot have the right to acquire, either directly or indirectly, shares or other negotiable instruments that represent the shares.

Changes in Fixed or Variable Capital

We may increase or decrease the fixed portion of our capital stock through a resolution adopted by a general extraordinary shareholders’ meeting and upon amendment of our bylaws. We may increase the variable portion of our capital stock through a resolution adopted by our general ordinary shareholders’ meeting, and this process does not require amending our bylaws. Increases or reductions of our capital stock cannot result in the circumvention of the shareholding and voting limitation provided for in our bylaws. We must record increases and reductions in the fixed or variable portion of the capital stock in our capital variations registry.

Preemptive Rights

In accordance with our bylaws and applicable Mexican law, except in the circumstances described below, in the event of an increase in our shares, a registered shareholder generally has preemptive rights to subscribe a sufficient number of shares to maintain its percentage of holdings. Preemptive rights must be exercised within the term set by the shareholders in the meeting that declares the capital increase, which may not be less than 15 days from the date the notice of capital increase is published through the Economy Ministry’s electronic system.

Pursuant to Mexican law, the general shareholders’ meeting may delegate to our board the authority to increase our capital stock and determine the terms of the shares’ subscription, including the exclusion of the preemptive right to subscribe new shares due to capital increases, provided that, at all times, requirements established in the Mexican Foreign Investment Law, must be complied with.

Preemptive rights may not be evidenced by a separate security and are not tradable. Preemptive rights are inapplicable in case of:

•	shares issued as a result of mergers;

•	shares issued due to the conversion of convertible securities, the issuance of which has been approved by our shareholders;

•	shares that are subject to public offering under the LMV;

•	resale of shares held in our treasury as a result of repurchases of shares conducted on the BMV or otherwise, under the terms of the LMV; and

•	other circumstances provided for in our bylaws, at any time in the future.

It is possible that non-Mexican investors may not be granted or able to exercise preemptive rights that would otherwise be applicable in the event of future capital increases, except when certain conditions are met. We are not obligated to adopt any measure to allow such exercise.

Restrictions Applicable to non-Mexican Investors

Restrictions on Ownership under the Mexican Foreign Investment Law

The participation of non-Mexican investors in the capital stock of Mexican companies engaged in certain industries is regulated by the Mexican Foreign Investment Law and regulations thereunder. The Ministry of Economy and the DGIE are responsible for applying the Mexican Foreign Investment Law and the Regulation of the Mexican Foreign Investment Law.

The Mexican Foreign Investment Law limits the percentage in which foreign investment may participate in companies that conduct certain economic activities, such as providing domestic air transport service. “Mexican investor” is understood as: (1) an individual of Mexican nationality or (2) a Mexican legal entity or vehicle (such as a trust agreement) that does not permit non-Mexican investors to control, directly or indirectly, shares in its capital stock or, in the case of other vehicles such as Mexican trust agreements, where the majority of the benefits are for Mexican nationals. All other investors are considered to be foreign or non-Mexican investors under Mexican law. See “Item 4.

Information on the Company—B. Business Overview—Regulation—Regulation of the Mexican Airline Industry—Foreign Investment Limitations under Mexican Law.” Because of such limitation, shares held by non-Mexican investors confer the right to attend shareholders’ meetings and exercise voting rights for up to 49% of the number of Mexican investor-owned shares represented at the relevant shareholders’ meeting. The voting rights for the remaining shares owned by such non-Mexican investors, exceeding such 49% threshold, are deemed voted (and votes will be deemed cast) in the same manner as the vote of the majority of the Mexican investors, even if ownership by non-Mexican investors exceed the 49% threshold. The foregoing restrictions substantially limit the influence that non-Mexican investors may have in our corporate decisions and, consequently, non-Mexican investors will not be able to have control over our governance through their voting at shareholders’ meetings. For further information, see “Item 3. Key Information—D. Risk Factors—Risks Relating to Ownership of our Shares and ADSs—Mexican law precludes non-Mexican control of our company, limiting the voting power and the number of shares that can be held by non-Mexican investors.”

Restrictions on Neutral Investment in our Corporate Bylaws

On March 30, 2011, the DGIE authorized us to issue a single series of shares, which would be considered as a “neutral investment,” therefore allowing non-Mexican investors to be holders of the shares, subject to the following conditions: (1) the shares owned by Mexican investors must always represent at least 10% of all the shares representing our capital stock; (2) the shares owned by non-Mexican investors will only confer limited voting rights as described below; (3) the control of our company, and at least 10% of the shares must, at all times, be held by Mexican investors; and in no case may the total “neutral investment” exceed 90% of all shares nor exercise control over the company; and (4) the Mexican investors must retain the power to determine our administrative and management control.

Shares held by non-Mexican investors may only confer the following rights in our shareholders’ meetings:

•	certain minority rights, as described in “—Voting Rights”;

•	the right to attend ordinary general shareholders’ meetings and extraordinary general shareholders’ meetings (and vote, subject to the limitations described below); and

•

shares owned by non-Mexican investors are considered a neutral investment and confer the right to attend shareholders’ meetings and vote up to a maximum threshold, individually and aggregate to all non-Mexican investors represented at the meeting, of the equivalent to 49% of the number of Mexican investor owned shares represented at the relevant shareholders’ meeting, provided that the majority of Mexican investors are present at the shareholders’ meeting. The remaining shares owned by such non-Mexican investors exceeding such 49% threshold will be deemed voted (and votes will be deemed cast) in the same manner as the vote of the majority of the Mexican investors.

On March 22, 2024, we received the DGIE Regulatory Approval to amend our bylaws for purposes of adopting the corporate form of an S.A.B. de C.V. The DGIE Regulatory Approval enabled us to proceed with our initial public offering of our current single series of common stock represented by the ADSs and with the current terms of our bylaws.

In addition, the DGIE Regulatory Approval requires us to submit for DGIE approval a draft of revised bylaws after completion of our initial public offering of the ADSs to, among other changes, reflect provisions applicable to a public company in Mexico and ensure compliance with the Mexican Foreign Investment Law, including the requirement that Mexican investors control our company at all times.

The DGIE Regulatory Approval also requires that (i) Mexican investors appoint and remove a majority of the board members and members of the board committees, and the president of the board (that would have a casting vote) and each board committee, (ii) a majority of board members appointed by Mexican investors be present in each meeting of the board or a committee to have a quorum, and (iii) all shareholder decisions be approved by a majority of Mexican investors.

Restrictions on Designation Rights

Pursuant to our bylaws, we must always be controlled by Mexican investors. As a result, in order to comply with certain foreign investment requirements from the DGIE, Mexican investors are exclusively entitled to appoint the majority of our board of directors. As a result, there are significant limitations of the designation rights non-Mexican investors have over key bodies and management positions of our company.

Exclusive Jurisdiction in Legal Suits Related to our Corporate Bylaws

Our bylaws establish that any controversy related to the interpretation of, or compliance with, the bylaws will be submitted to the jurisdiction of the courts located in Mexico City with jurisdiction over the matter. This exclusive jurisdiction may limit our shareholders’ ability to bring a claim against us in a judicial forum that they consider favorable to them for disputes with us. In addition, it may be costlier for shareholders to present claims in the courts located in Mexico City, Mexico, which could discourage such claims. Nevertheless, our shareholders will not be deemed to have waived their rights related to our compliance with U.S. federal securities laws and the rules and regulations thereunder applicable to foreign private issuers. If a court were to find the exclusive jurisdiction in our bylaws to be inapplicable or unenforceable, we may incur additional costs associated with resolving such legal challenge in other jurisdictions, which could have an adverse negative effect on us.

The exclusive jurisdiction provision would not prevent derivative shareholder actions based on claims arising under U.S. federal securities laws from being raised in a U.S. court and would not prevent a U.S. court from asserting jurisdiction over such claims. In addition, it is uncertain whether a U.S. court would enforce the exclusive jurisdiction provision in our bylaws in cases related to breach of fiduciary duty and other claims.

Nevertheless, courts may find this type of forum selection provision to be inapplicable or unenforceable.

The exclusive jurisdiction in our bylaws is not applicable to ADS holders in their capacity as such. Under the deposit agreement, any legal suit, action or proceeding against or involving us or the depositary, arising out of or relating in any way to the deposit agreement or the transactions contemplated thereby or by virtue of owning the ADSs may be instituted in any court having jurisdiction of it, including any state or federal court in the State of New York.

Loss of Shares if a Shareholder Invokes the Protection of Foreign Governments

Pursuant to Mexican law, our bylaws establish that “current or future non-Mexican investors in the company are formally obligated by the Foreign Affairs Ministry to be considered national as it relates to the company shares they acquire or hold, as well as the property, rights, concessions, shares or interest they hold in the company, or the rights and obligations that derive from agreements with the Mexican authorities to which the company is a party, and to not invoke the protection of their own government, under penalty of losing the company-issued shares they have acquired to the Mexican State.” Under this provision, a non-Mexican investor is considered as having accepted not invoking protection of its own government in connection with their investment in us. If the shareholder invokes said governmental protection in violation of this agreement, their shares may be lost in favor of the Mexican government. Mexican laws require that said provision be included within the corporate bylaws for all Mexican companies.

Shareholder Meetings and Quorum

According to our bylaws, Mexican investors must retain voting control over us. Non-Mexican shareholders may only exercise voting rights in respect of up to 49% of our voting share capital, even if such shareholders own more than 49% of our outstanding voting shares. If non-Mexican shareholders acquire more than 49% of our shares, the voting rights in respect of any such shares held in excess of the 49% threshold will be deemed to have voted (and votes will be deemed cast) in the same manner as shares held by Mexican investors. For purposes of these limitations, the term “Mexican investors” includes Mexican individuals, Mexican entities owned or controlled by Mexican investors, and other vehicles, such as trusts, that are beneficially owned or controlled by Mexican individuals or corporations deemed as Mexican investors.

Our shareholders’ meetings can be ordinary, extraordinary and special. Ordinary meetings are those held to address any matter not expressly reserved for the extraordinary meeting, including the approval of our annual financial statements and the election of directors, and for the approval of any type of transaction entered into that, in one fiscal year, exceeds 20% or more of our consolidated assets according to the most recent quarterly financial statements. Ordinary meetings will be held at least once per year, within four months following the close of each fiscal year, to approve, among other things, the chief executive officer and the board of directors’ report on the audited financial statements, the appointment or confirmation of members of the board of directors, if applicable, any payment of dividends, the appointment of the chairman of the audit and corporate governance committee, the determination of the maximum amount that may be used to repurchase our own shares and the determination of board members’ compensation.

Extraordinary meetings are those held to address any of the matters referred to in article 182 of the LGSM, such as a change in our purpose or a merger, split, transformation, dissolution or liquidation, amendments to our bylaws and any other matter requiring approval at an extraordinary meeting according to the bylaws. Special shareholders’ meetings are those held by shareholders from a certain series or class to address any matter affecting those shareholders but not the shareholders of other series or classes; no special shareholders’ meetings are expected to be held as we have issued a single class of shares.

In accordance with our bylaws, the ordinary general shareholders’ meeting will be considered to have a quorum present after the first call if shareholders representing 50% of all shares with the right to vote are present, and their resolutions will be valid if they are adopted by favorable majority vote of all shares present or represented in the meeting. Ordinary shareholders’ meetings held after the second or later call will be valid if such meetings are held when any number of shares are represented in the meeting, and their resolutions will be valid by a simple majority vote of the shares present in the meeting. The minimum quorum required for an extraordinary shareholders’ meeting after the first call is 75% of all outstanding shares, and its resolutions will be valid if they are adopted by favorable vote of at least 50% of our outstanding shares; the extraordinary shareholders’ meetings held after the second or later call will be valid with least 50% of shares, and their resolutions will be valid when they are adopted by favorable vote of shares representing at least 50% of the shares.

Before granting admission cards to any shareholders’ meeting, we verify whether the investor requesting to be admitted is a Mexican investor or non-Mexican investor. The shareholders’ classification is stated on its respective admission card.

According to our bylaws, Mexican investors must retain voting control over our company. In order to approve any resolution, the majority of Mexican investors must be represented at the relevant shareholders’ meeting and vote to approve it.

In addition, our bylaws stipulate that the following matters be approved, in all cases, by favorable vote of at least a two-thirds majority of all outstanding shares:

•	amendments to our corporate bylaws or those of any of our subsidiaries affecting foreign investment;

•	merger, sale, transfer or disposal of all or a substantial part of our or our subsidiaries’ assets to any third party;

•	changes in our or our subsidiaries’ nature or line of business;

•	any acquisition by a competitor, in one or a series of transactions, of 2.5% or more of our shares, even if such competitor already owns 2.5% or more of our outstanding shares;

•

the matters referred to in article 182 of the LGSM, including, among others, (i) changes on the company’s duration, purpose, nationality, nature; and (ii) approval of the company’s dissolution or merger.

With the exception of the matters related to the acquisition of 2.5% or more of the shares referred to above, which must be approved by our board, the matters referred to above are reserved for approval by the shareholders’ meeting and not by any other corporate body, including our board.

Calls for shareholders’ meetings must be published through a gazette widely circulated in our corporate domicile, the Economy Ministry’s electronic system and in the electronic system of the stock exchanges where our shares will be listed at least 15 calendar days prior to the scheduled meeting date. Pursuant to Mexican law, the bylaws require that all relevant information in connection with matters submitted to for consideration in a shareholders’ meeting must be available 15 calendar days in advance of the meeting.

Shareholder Conflicts of Interest

Pursuant to Mexican law, a shareholder must abstain from being present for the deliberation and voting in a matter in which they have a conflict of interest. If, however, the shareholder votes, that shareholder will be liable for damages, but only if the corresponding transaction would not have been approved without that shareholder’s vote. The determination of a conflict of interest will initially be made by the shareholder, and otherwise subject to legal determination. Mexican law does not establish precise rules for the criteria that must be applied when determining conflicts of interest.

Minority Shareholders’ Rights

Our bylaws establish protections for minority shareholders, which consist of the rights required by the LMV to publicly-traded companies.

Some Minority Rights

The LMV sets forth the following protections for minority shareholders:

•

those holding at least 10% of outstanding shares may designate a member of our board and their respective alternate for each 10% of the shares that they hold, provided that the majority of the members of our board shall be appointed by Mexican investors. This appointment may only be revoked if the appointment of all other board members is revoked and it must be sent to our nomination and compensation committee prior to the corresponding shareholders’ meeting;

•

those holding at least 10% of outstanding shares may send a written request to the chair of our board or the audit and corporate governance committee to call a shareholders’ meeting to address the matters indicated in the request and, if the meeting is not called within 15 days after the date of such request, said minority shareholders may request that a competent court call a meeting;

•

any individual shareholder may request that a shareholders’ meeting be called if a shareholders’ meeting has not been held in two consecutive years, or if the shareholders’ meeting during such period has not considered the report from the board of directors for the prior year or our audited financial statements, or board members have not been elected or their compensation determined;

•

those holding at least 10% of the shares at any shareholders’ meeting may request a three-day break to consider any resolution on any matter about which they do not believe they are sufficiently informed, provided that such right may only be exercised once for each matter subject to discussion;

•

those holding 20% of our outstanding shares may legally oppose any resolution from the general meetings in which they have the right to vote, as long as (i) the claim is filed within the 15 days following the date the corresponding meeting is adjourned, (ii) the claim describes the clause in the bylaws or the legal precept that has been infringed and the concept of violation, and (iii) the claimants have not attended the meeting or have voted against the resolution the contested resolutions may be suspended by the competent court, as long as the claimants post a bond sufficient to cover any damages or losses the Issuer may cause by not executing those resolutions; and

•

those holding 5% or more of our outstanding shares may take legal action against the members of our board, executives and other shareholders in certain circumstances, primarily as a result of a breach of the duty of care and the duty of loyalty.

Appointment of Board Members

The LMV stipulates that boards of directors for publicly held companies must be composed of a maximum of 21 members, of which at least 25% must be “independent.” The general shareholders’ meeting is responsible for appointing board members and their respective alternates, which, in the case of independent board members, must also be classified as independent. The majority of the board members shall be appointed by the majority vote of Mexican investors through a shareholders’ meeting held for such purpose. As of the date of this annual report, our shareholders’ meeting has not designated any alternate member of our board.

Pursuant to Mexican law and our bylaws, any shareholder or group of shareholders holding 10% or more paid-in shares have the right to appoint one board member for each 10% shares, provided that the majority of the members of our board of directors must be appointed by Mexican investors. Under no circumstances, non-Mexican investors may appoint the majority of the board members. The election of a board member by minority shareholders can only be revoked if the appointment of the other board members is also revoked.

Board members will remain in their role for one year and will continue to perform their duties even after the term for which they have been appointed has ended, or if they have resigned from their position, for a period of 30 (thirty) calendar days, if no alternate has been appointed or should an alternate not take possession of his or her position, without being subject to the provisions of article 154 of the LGSM.

Our board may appoint provisional board members or alternates, without the involvement of the general shareholders’ meeting, when any of the situations indicated in the above paragraph apply. Our general shareholders’ meeting will confirm said appointments or will appoint alternate board members in the shareholders’ meeting immediately following.

Under the terms of the corporate bylaws, no more than one-third of the board members may be removed within a period of three fiscal years.

Our board must meet at least four times a year and can be called at any time by its chair, the audit and corporate governance committee, or 25% or more of the board members.

Quorum for attendance needed to hold a valid session of our board is at least a majority of board members. Resolutions of our board require a simple majority of votes. The chair of our board will have the tie-breaking vote.

Authority of the Board of Directors

Our bylaws establish that our board has, among other powers, the power to determine business strategies, as well as to oversee the management of the company and its subsidiaries, based on the relevance that said subsidiaries have with respect to the financial, administrative and legal position of the company. This broad power includes the appointment and revocation of the chief executive officer.

Our bylaws establish that the chair of the board of directors, the chair of the executive committee and the chief executive officer have the power to manage, direct and execute business objectives based on the strategies, policies and guidelines established and approved by our board. The chief executive officer is responsible, among other activities, for: (i) complying with the resolutions of the shareholders’ meetings and our board in accordance with the instructions given by the meeting itself or the board, as applicable; (ii) disclosing relevant information and events that should be disclosed to the public in accordance with the provisions of the LMV; (iii) verifying that the capital contributions of shareholders have been made, as applicable; (iv) complying with the legal requirements regarding dividends paid to shareholders; and (v) preparing and presenting to our board the reports, business strategies and other information in accordance with the provisions of the LMV.

Dividends

In each of our annual ordinary general shareholders’ meetings, our chief executive officer presents our audited financial statements for the prior fiscal year, along with a report about those statements prepared by our board of directors, to shareholders for approval. Once the audited financial statements have been approved by our shareholders, the shareholders then determine the assignment of our net profit for the prior year. Pursuant to applicable legislation, dividends may be paid from accumulated earnings derived from the respective fiscal year or previous years’ results, if (i) the legal reserve has been created or maintained, reserving 5% of all net profits per year, until the legal reserve represents at least 20% of the subscribed and paid-in capital; (ii) shareholders, in a shareholders’ meeting, approve the results reflecting the earnings and the payment of dividends; and (iii) the losses for prior fiscal years have been paid or absorbed.

Our bylaws require that all dividends only be declared and paid subject to the limitations described above and with the approval of the majority of our shareholders present or represented in an ordinary general shareholders’ meeting. All outstanding shares at the time any dividend payment or other distribution is declared have the right to receive dividends or any other distribution in equal parts. Treasury stock shareholders do not have the right to dividends or other distributions.

Dissolution or Liquidation

Pursuant to the LGSM and our bylaws, our dissolution or liquidation may be requested in the following cases:

•	expiration of the term established in our bylaws;

•	the impossibility to continue pursuing our corporate purpose;

•	by agreement of our shareholders in an extraordinary general shareholders’ meeting;

•	by reducing the number of our shareholders to less than two; and

•	due to the loss of two-thirds of our shares.

In the event of dissolution or liquidation, our shareholders will appoint one or more liquidators in an extraordinary general shareholders’ meeting to settle matters. All outstanding shares will have the right to participate equally in any distribution or settlement.

Limitations to Share Acquisition

No Prior Approval is Needed for Certain Acquisitions of Shares

Our bylaws stipulate that any acquisition, directly or indirectly (which would include the acquisition of ADSs), of 2.5% or more of our outstanding shares (or the shares of our subsidiaries and affiliates) in one or more transactions by any person or group of people will require prior approval from our board. If the person or group of persons acquiring 2.5% or more of our outstanding shares (or the shares of our subsidiaries and affiliates) is or includes one of our competitors, prior approval will be required from at least 75% of our board members and two-thirds of our shareholders. If the Board of Directors does not approve the acquisition of shares within a period of ninety (90) calendar days, it shall be understood that the authorizations have been denied. Any acquisition of the shares in contravention of the procedures described above will result in the purchaser not having corporate rights, including, but not limited to, voting rights and the right to appoint directors, in respect to the purchased securities (but maintaining economic rights). No transfer in breach of these provisions will be acknowledged by the company or registered in our stock registry. In addition, prior authorization from our board is required to enter into any agreement, contract or any other act with the purpose to establish a joint voting mechanisms to be exercised in one or more shareholder’s meetings, when such joint vote is equal or greater than 2.5% of our shares, provided that any agreement approved by our board of directors may not result in (i) foreign investment having control over us, (ii) foreign investment having the right to vote beyond 49% of Mexican investor owned shares represented at the relevant shareholders’ meeting. In addition, any agreement that contravenes the requirement to preserve Mexican investment control over our company will be null and void.

Any acquisition of the shares in contravention of the procedures described above will result in the purchaser not having any voting rights in respect to the purchased securities (but maintaining economic rights). No transfer in breach of these provisions will be registered in our stock registry.

Forced Tender Offers for the Acquisition of 30% or More of Our Ordinary Shares

In addition to the requirement of prior approval from our board of directors, any person or group of persons who proposes to acquire our shares (whether directly or indirectly, which would include the acquisition of ADSs) resulting in beneficial ownership of less than 30% of our outstanding shares will be required to make a forced tender for (i) the percentage of capital stock in the company equivalent to the proportion of shares such person or group of persons intends to acquire compared to the total; or (ii) 10% of said capital, whichever is greater. If the acquisition of shares by said person or group of persons is made with the intention of acquiring in excess of 30% of our outstanding shares or taking control of our company, the tender offer must be made for 100% of our outstanding shares.

Share Repurchase

Pursuant to the LMV, our bylaws establish that we can acquire shares on the BMV at market prices prevailing at that time. Shareholder approval is required with respect to the maximum amount of funds that we can use annually to purchase our own shares, and our board of directors may appoint an individual or group of individuals to perform share repurchases. The total amount of resources allocated to share repurchases within the year in question may not exceed the total amount of our retained earnings. In accordance with our bylaws and the LMV, we can also repurchase the shares for cancellation after a decision by our extraordinary general shareholders’ meeting.

Forced Tender Offer due to Registration Cancellation

If we decide to cancel the registration of the shares with the RNV, or if the CNBV orders said cancellation, we will be obligated to initiate a tender offer to purchase the shares owned by the minority shareholders within 180 calendar days (1) from the effective date in which the CNBV requires the company to conduct the tender offer or (2) from the date of the resolution adopted by the extraordinary general shareholders’ meeting, if the registration is canceled voluntarily. The price of the tender price will generally be the greater of:

•

the average, volume-pondered, spot price on the BMV over the last 30 days the shares were traded prior to the date of the tender offer, provided that, if the shares traded for fewer than 30 days during the previous six months prior to the date of the tender offer, the days in which the shares were effectively traded shall be considered, and provided further, that if the shares were not traded during the six months prior to the date of the tender offer, the book value of the shares shall be considered. If more than one series of shares are listed, the average shall be calculated for each series subject to cancellation, considering the highest trading average among the series as the trading value; and

•

the book value of the shares, as reflected in our last quarterly report submitted to the CNBV and the BMV, adjusted if such value was updated through the most recent available financial information; if the most recent available financial information updates the book value of the shares, this value shall be considered.

The LMV establishes that if, after conclusion of the tender offer, there are still outstanding shares owned by public investors, we will be bound to create a trust and contribute funds to said trust in an amount sufficient to purchase, at the same price as the offer, the number of outstanding shares owned by public investors who did not tender shares. The trust will have a term of six months starting from the date of cancellation.

A voluntary cancellation will be subject to (i) a tender offer authorized by the CNBV; and (ii) authorization from at least 95% of our outstanding shares in an extraordinary general shareholders’ meeting.

Duties of Board Members and Executives

Duty of Care

The LMV establishes that our board members must have sufficient information and be sufficiently prepared to act in the best interest of our company and our subsidiaries. To carry out this duty, our board may:

•	request information about us and our subsidiaries that is reasonably necessary to make decisions;

•	require the presence of relevant executives and others, including independent experts and our external auditors, that may contribute to or supply elements to make decisions in board’s meetings;

•	request and obtain information from third-party experts;

•

postpone sessions of our board for up to three calendar days when any board member has not been called or has not had time to or, as applicable, was not provided the information given to the other board members; and

•	deliberate and vote, requesting all members and the secretary of our board be in attendance, if they choose.

Our board members may be liable for damages that are caused due to the failure to fulfill their duty of care if such breach causes damages to us or to our subsidiaries and the board member (1) abstained from attending a session of our board or committee (unless such absence is justified), and due to their absence our board session could not be held, unless such absence has been approved by the shareholders’ meeting; (2) did not disclose relevant information to our board or the committee for our board to be able to make a decision, unless there is some legal or contractual obligation of secrecy or confidentiality of such information; or (3) failed to fulfill the duties imposed upon it by the LMV or our bylaws.

Duty of Loyalty

The LMV establishes that the members and the secretary of our board must keep the information and matters that they become aware of as a result of their position in the company confidential. In addition, board members must abstain from participating and attending the deliberation and vote for matters in which they have a conflict of interest. The duty of loyalty is breached if a shareholder or group of shareholders is knowingly favored or if, without the express approval of the board of directors, a director takes advantage of a corporate opportunity. The duty of loyalty also implies not disclosing information that is false or misleading or omitting to register any such information in the issuer’s minute books and other corporate records. The violation of the duty of loyalty makes the relevant directors jointly and severally liable for damages and losses caused to the company and its subsidiaries. In addition, board members will be jointly liable with their predecessors if they fail to communicate to the audit and corporate governance committee any breaches of the fiduciary duty of loyalty by their predecessors known to them.

A board member will be to breach its duty of loyalty for, among others, the following reasons:

•	failure to disclose conflicts of interest;

•	breach of confidentiality of company’s information;

•	voting in board’s meetings or participating in board resolutions when such member has a conflict of interest;

•	favoring one shareholder or group of shareholders in particular at the expense of other shareholders;

•	voting to approve transactions that do not meet LMV requirements;

•	taking advantage or approving benefits for third parties of the use or enjoyment of company assets in contravention to the policies approved by our board;

•	using non-public information improperly; or

•	taking advantage of business opportunities that correspond to the company, without any exemption from the board.

Under no circumstances the company may indemnify board members for any breaches of the duty of loyalty.

Lawsuits against Board Members

We are entitled to pursue indemnification derived from the breach of fiduciary duties under the LMV. Shareholders representing no less than 5% of the shares, in total, may take legal action against board members in our benefit, as a derivative suit, and not for the benefit of the initiating shareholders. The LMV establishes that liability will fall on the members and secretary of our board, as well as the main officers. However, the LMV establishes that a member of our board will not incur any liability for damages and losses suffered by the company, individually or together, if the board member acted in good faith and:

•	the board member met the requirements of the LMV and our bylaws;

•	the board member acted on information provided by our executives, our external auditor or independent experts, whose capacity and credibility do not offer any motive for such reasoning;

•	the board members chose the most adequate alternative and the adverse economic effects could not have been foreseeable, based on the information available; and

•	they complied with the agreements of the shareholders’ meeting.

Our board must, in all cases, approve any settlement in advance. Any settlement entered into without the consent of the board of directors will be void.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver ADSs. Each ADS will represent 10 shares (or a right to receive 10 shares) deposited with BBVA Mexico, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA México, as custodian for the depositary in Mexico. Each ADS will also represent any other securities, cash or other property that may be held by the depositary under the deposit agreement. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, or DTC. If you hold ADSs directly, you are a registered ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Mexican law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided in “Item 10 Additional Information—H. Documents on Display” in our annual report for the year ended December 31, 2025 filed on Form 20-F.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Item 10. Additional Information—E. Taxation.” The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may:

•	exercise those rights on behalf of ADS holders;

•	distribute those rights to ADS holders; or

•	sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses.

To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer. For further information, see “—Preemptive Rights.”

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on the shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

To comply with the requirements of Mexican law, we will employ detailed methods to recognize the nationality, record and count votes at shareholders’ meetings, so that votes cast by non-Mexican investors that exceed 49% of the number of Mexican investor-owned shares represented at the relevant shareholders’ meeting will be recorded and deemed as voted in the same manner as the votes of the majority of the Mexican investors. This means that votes controlled by persons that have not proven that they are Mexican investors may not be recorded as they were cast. We will record and count the votes in a manner that will ensure that the votes of shareholders characterized as Mexican investors under the Mexican Foreign Investment Law, which may constitute as little as ten percent of total shareholdings, will control the outcome of every matter submitted to a shareholder vote. ADS holders providing voting instructions related to votes that they believe should be treated as controlled by Mexican investors must be registered holders of their ADSs as of the ADS voting record date and certify that the beneficial owner of the ADSs for which they are providing voting instructions is a Mexican investor and submit applicable identity information (as defined below).

Upon receipt of notice of a shareholders meeting at which ADS holders will be entitled to vote, the depositary, if requested by us, will, as soon as practicable, disseminate a notice, containing, among other things, information about the meeting, a statement that the ADS holders will be entitled, subject to any applicable provision of Mexican law and our bylaws, to instruct the depositary to exercise the voting rights pertaining to the amount of shares represented by their respective ADSs, a statement as to the how the instructions may be given, including the manner in which the ADS holder (other than DTC) may certify that the ADSs are beneficially owned by a Mexican investor and furnish the required identity information concerning that beneficial owner, and the last date on which the depositary will accept instructions.

Upon the written request of an ADS holder received on or before the instruction deadline, the depositary may, and upon receipt of a notice as described above, will, vote or cause to be voted the amount of deposited shares represented by those ADSs in accordance with the instructions in the request. The depositary is not allowed to vote or attempt to exercise the right to vote other than in accordance with instructions given by ADS holders.

If the depositary receives a voting instruction that includes a certification that the beneficial owner of the ADSs is a Mexican investor and is accompanied by identity information with respect to that beneficial owner, the depositary will forward that voting instruction, together with that certification and that identity information, to us for review and consideration by us in connection with our processes to record and count votes at shareholders’ meetings pursuant to the requirements of Mexican law and our bylaws. Holders of ADSs through DTC will not be able to submit the certification and identity information and therefore will not be able to qualify to have their votes counted as Mexican investor votes. Any ADS holder who holds ADSs in DTC and who is a Mexican investor and would like to submit the certification and identity information such that their vote may to be counted as a vote by a Mexican investor, must transfer their holding from DTC to the books of the depositary and become an owner (i.e., a registered holder) of those ADSs prior to the record date set by the depositary for voting.

“identity information” means information that evidences status as a Mexican investor. Specifically, identify Information includes, and such status is proven, (i) in the case of individuals, with a document that proves their nationality; (ii) in the case of legal entities with foreigner exclusion clause, with their valid corporate bylaws that establish said clause; (iii) in the case of legal entities with a majority of Mexican capital and controlled thereby, through their valid corporate bylaws, and a certificate of their shareholding, issued by the person with authority for such purposes (including the public instrument that proves said authority), and (iv) in the case of trusts, through the trust agreement, and a certificate from the trustee, the technical committee, or the relevant trust manager, proving that the control of the trust and, at least, 51% of the benefits of said trust are held by Mexican investment (i.e., Mexican individuals, Mexican legal entities with foreigner exclusion clause or with foreigner admission clause, but with a majority of Mexican capital, and controlled thereby).

Except by instructing the depositary as described above, you will not be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if the shares represented by your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to send voting instructions to ADS holders, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 40 days in advance of the meeting date. If requested by us, the depositary will represent all deposited shares (whether or not voting instructions have been received for such shares) for purposes of establishing quorum at a shareholders’ meeting (however, the depositary will only vote as instructed). Notwithstanding anything to the contrary, we and the depositary may modify, amend or adopt additional procedures related to voting of the ADSs from time to time as may be necessary to comply with applicable laws and regulations or amendments to our bylaws. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Ownership of our Shares and ADSs—We may be required to amend our bylaws to split our single series of common shares into three series of shares and to reclassify the shares into new series of shares and your rights as an ADS holder may be modified to comply with the DGIE Regulatory Approval and the Mexican Foreign Investment Law.”

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

•	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•

we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

•	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act;

•	we announce that we cannot pay our obligations as they come due or enter insolvency proceedings;

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs), give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•

are only obligated to take the actions specifically provided for in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•

are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•

are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•

the depositary has no duty to make any determination or provide any information as to our tax status, and neither we nor the depositary have any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs nor liability for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

•

when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on the shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. The waiver continues to apply to claims that arise during the period when a holder holds the ADSs, whether the ADS holder purchased the ADSs in our initial public offering or secondary transactions, even if the ADS holder subsequently withdraws the underlying shares. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.